Exhibit 99.1

Sonus Networks Names Matthew W. Bross and Richard J. Lynch to Board of Directors

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For Immediate Release: February 18, 2014

WESTFORD, Mass., — Sonus Networks, Inc. (Nasdaq: SONS), a global leader in SIP communications, today announced the appointment of Matthew W. Bross and Richard J. Lynch to its board of directors, expanding its base of directors from nine to eleven.  Mr. Bross and Mr. Lynch will serve on the Corporate Development and Investment Committee and the Technology Strategy and Oversight Committee of the Board.

Bross is currently the Chairman and CEO of Compass-EOS, a pioneer in next-generation routing and silicon photonics. Prior to joining Compass-EOS, Bross was the global chief technology officer at Huawei Technologies and British Telecom (BT).  As the global chief technology officer for Huawei, Bross was responsible for leading the technology and innovation strategy for the company across multiple technology and business domains including carrier, enterprise, devices, applications and services.  As chief technology officer of BT, Bross was the driving force behind BT’s 21st Century Network transformation program. Bross was also chief executive officer of BT Innovate, responsible for technology strategy, vision and innovation across all BT divisions.  Bross was awarded a William Pitt Fellowship by Pembroke College at Cambridge University. In 2010, Bross was listed as one of the most powerful people in wireless by Fierce Wireless, and is currently on the board of directors of the EastWest Institute.

Lynch is currently president of FB Associates, LLC, which provides advisory and consulting services at the intersection of technology, marketing, and business operations.  Lynch was the executive vice president and chief technology officer for Verizon Communications and Verizon Wireless. For his leadership in the early years of wireless data, Lynch was honored with the President’s Award by the Cellular Telecommunications and Internet Association (CTIA).  He has also been inducted into the Wireless History Foundation’s Hall of Fame. Lynch currently serves on the boards of Ruckus Wireless (NYSE: RKUS) and Blackberry (NASDAQ: BBRY).  He is a graduate of Lowell Technological Institute (now University of Massachusetts), where he received bachelor’s and master’s degrees in electrical engineering.  Lynch has also completed post graduate work at the Wharton School of the University of Pennsylvania and the Johnson School of Management at Cornell University.

Howard Janzen, chairman of the board of directors, commented, “Matt and Dick are prominent industry leaders who each bring a unique combination of thought leadership and operational experience that will be invaluable to us as the company executes its next phase of growth.”

Bross added, “Sonus is taking its reputation as a leading technology innovator to new levels. This is a perfect time to join the board as the company continues its successful transformation and launches into new growth markets.”

Lynch added, “The company has done a tremendous job under Ray Dolan’s leadership. It’s an honor for me to join this world class board and executive team at a time when Sonus is demonstrating that it is becoming increasingly strategic to service providers and enterprises around the world.”

Tags:

Sonus Networks, Sonus, SONS, Matthew W. Bross, Matt Bross, Richard J. Lynch, Dick Lynch, Board of Directors, Board, IP-based network solutions, SBC, SBC 1000, SBC 2000, SBC 5100, SBC 5200, SBC 9000, session border controller, VX series, session management, SIP trunking, Cloud VoIP communications, unified communications, UC, VoIP, IP, TDM.

About Sonus Networks

Sonus Networks, Inc. is a leader in IP networking with proven expertise in delivering secure, reliable and scalable next-generation infrastructure and subscriber solutions. With customers in over 50 countries across the globe and over a decade of experience in transforming networks to IP, Sonus has enabled service providers and enterprises to capture and retain users and generate significant ROI. Sonus products include session border controllers, policy/routing servers, subscriber feature servers and media and signaling gateways. Sonus products are supported by a global services team with experience in design, deployment and maintenance of some of the world’s largest and most complex IP networks. For more information, visit www.sonusnet.com.

Important Information Regarding Forward-Looking Statements

The information in this release may contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 regarding future events that involve risks and uncertainties. Although Sonus believes that its expectations are based on reasonable assumptions, readers are cautioned that these forward-looking statements are only predictions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. All statements other than statements of historical facts contained in this report are forward-looking statements. Our actual results may differ materially from those contemplated by the forward-looking statements. For further information regarding risks and uncertainties associated with Sonus’ business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Sonus’ filings with the Securities and Exchange Commission. Any forward-looking statements represent Sonus’ views only as of the date on which such statement is made, and should not be relied upon as representing Sonus’ views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc.  All other company and product names may be trademarks of the respective companies with which they are associated.

For more information:

Patti Leahy

978-614-8440
pleahy@sonusnet.com

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